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EXHIBIT 8

SECOND AMENDMENT TO CREDIT FACILITATION AGREEMENT

        1.    Parties.    The parties to this Second Amendment to Credit Facilitation Agreement are Gottschalks Inc., a Delaware Corporation, and The Harris Company, a California Corporation.

        2.    Definitions.    The terms as used herein shall have meanings ascribed to them in the Credit Facilitation Agreement executed by the parties on February 22, 2002, and the First Amendment to Credit Facilitation Agreement executed by the parties on May 29, 2002, unless a different meaning is ascribed to them in this Second Amendment to Credit Facilitation Agreement.

        3.    Extension of Standby Letter of Credit.    Credit Facilitator shall cause the Standby Letter of Credit to be amended by Bank to permit draws by Beneficiary until January 31, 2003, and thereafter, until May 31, 2003, in the event the Corporation files, or there is filed against it, a petition under the United States Bankruptcy Code or Corporation make an assignment for the benefit of its creditors. Otherwise, the Standby Letter of Credit shall be and remain as first issued on February 22, 2002, and amended by Bank on May 31, 2002.

        4.    Payment to Credit Facilitator.    Corporation shall pay to Credit Facilitator, on demand and in immediately available funds, the amount of any Payment to Beneficiary by Bank plus interest at the lesser of ten percent (10%) per annum, or the greatest amount that may be charged without violation of law.

        5.    Corporation to Pay Credit Facilitator Bank's Fees, Expenses and Costs.    Corporation shall pay to Credit Facilitator, on demand and in immediately available funds, the Bank's Fees, Expenses and Costs for amending the Standby Letter of Credit, plus interest at the lesser of ten percent (10%) per annum, or the greatest amount that may be charged without violation of law, from and after five (5) business days of demand to the date of payment to Credit Facilitator.

        6.    Effect of Second Amendment.    The Credit Facilitation Agreement, and First Amendment to Credit Facilitation Agreement, shall remain in full force and effect as originally written, except as modified, superseded or amended, by this Second Amendment.

SIGNATURE PROVISIONS ON THE FOLLOWING PAGE

Dated August 29, 2002	GOTTSCHALKS INC., A Delaware Corporation

	By:	/s/ JAMES R. FAMALETTE James R. Famalette President and Chief Executive Officer

	By:	/s/ MICHAEL S. GEELE Michael S. Geele Senior Vice President and Chief Financial Officer

THE HARRIS COMPANY, A California Corporation

	By:	/s/ JORGE PONT Jorge Pont President and Chief Executive Officer

	By:	/s/ THOMAS H. MCPETERS Thomas H. McPeters Chief Financial Officer and Secretary

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  EXHIBIT 8
SECOND AMENDMENT TO CREDIT FACILITATION AGREEMENT